EXHIBIT 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE WENDY’S COMPANY
2020 OMNIBUS AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), made as of _____________, 20___, by and between The Wendy’s Company (the “Company”) and __________________ (the “Participant”):

WHEREAS, the Company maintains The Wendy’s Company 2020 Omnibus Award Plan (the “Plan”) under which the Compensation and Human Capital Committee of the Company’s Board of Directors or a subcommittee thereof (the “Committee”) may, among other things, award shares of the Company’s Common Stock, to such eligible persons under the Plan as the Committee may determine, subject to terms, conditions or restrictions as the Committee may deem appropriate; and

WHEREAS, pursuant to the Plan, the Committee has awarded to the Participant a restricted stock unit award conditioned upon the execution by the Company and the acceptance by the Participant of a Restricted Stock Unit Award Agreement setting forth all the terms and conditions applicable to such award in accordance with Delaware law.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1.Defined Terms. Except as otherwise specifically provided herein, capitalized terms used herein shall have the meanings attributed thereto in the Plan.

2.Award of Restricted Stock Units. Subject to the terms of the Plan and this Agreement, the Committee hereby awards to the Participant a restricted stock unit award (the “Restricted Stock Unit Award”) on _____________, 20___ (the “Award Date”) covering __________ shares of Common Stock (the “RSUs”). Each RSU represents the right to receive payment of one (1) share of Common Stock as of the date the RSU is settled, to the extent the RSU is vested, subject to the terms of the Plan and this Agreement.

3.Vesting and Settlement. Subject to the Participant’s continued employment with the Company and its Subsidiaries (other than as set forth in Section 6 below):

3.1.    One-third of the RSUs shall vest and become nonforfeitable on the first anniversary of the Award Date;

3.2.    One-third of the RSUs shall vest and become nonforfeitable on the second anniversary of the Award Date; and

3.3.    One-third of the RSUs shall vest and become nonforfeitable on the third anniversary of the Award Date (each such anniversary is referred to as a “Vesting Date,” with the Vesting Date on the third anniversary of the Award Date also being referred to as the “Final Vesting Date”).

3.4.    Promptly after each applicable Vesting Date (but in no event later than the last day of the calendar year in which the Vesting Date occurs), the Company shall distribute to the Participant one (1) share of Common Stock for each vested RSU.

4.Dividend Equivalent Rights. Each RSU shall also have a dividend equivalent right (a “Dividend Equivalent Right”). Each Dividend Equivalent Right represents the right to receive all of the ordinary cash dividends that are or would be payable with respect to the RSUs.  With respect to each Dividend Equivalent Right, any such cash dividends shall be converted into additional RSUs based on the Fair Market Value of a share of Common Stock on the date such dividend is paid.  Such additional RSUs shall be subject to the same terms and conditions applicable to the RSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and settlement provisions contained in this Agreement.  In the event that an RSU is forfeited as provided in Section 6 below, then the related Dividend Equivalent Right shall also be forfeited.

5.Transferability. The RSUs shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  The shares of Common Stock acquired by the Participant upon settlement of the RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, unless in compliance with all applicable securities laws as set forth in Section 15 below. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to the RSUs prior to settlement of any vested RSUs.

6.Effect of Termination of Employment or Service.

(a)Change in Control or Death. In the event of (i) the termination of the Participant’s employment or service to the Company and its Subsidiaries by the Company other than for Cause (and other than due to death), or by the Participant for Good Reason, in each case within twelve (12) months following a Change in Control, or (ii) the termination of the Participant’s employment or service due to death, outstanding RSUs hereby granted to the Participant shall become fully vested as of the date of such termination of employment or service, and shall promptly thereafter (and, in any event, no later than the last day of the calendar year in which such vesting occurs) be settled by distribution to the Participant of one (1) share of Common Stock for each vested RSU (subject to the six-month delay required by Section 14(t)(ii) of the Plan for amounts that are subject to

Section 409A of the Code, if the Participant is a “specified employee” at the time of separation).

(b)Disability. In the event of the termination of the Participant’s employment or service due to Disability, outstanding RSUs hereby granted to the Participant shall continue to vest according to the vesting schedule set forth in Section 3 as if the Participant remained employed on each applicable Vesting Date; provided that if such termination occurs within twelve (12) months following a Change in Control, payment shall be made at the time prescribed by Section 6(a).

(c)Severance. In the event the Participant’s employment or service to the Company and its Subsidiaries are terminated by the Company prior to the date the RSUs would otherwise vest in accordance with Section 3 above other than for Cause (and other than following a Change in Control or in connection with the Participant’s death or Disability, each as described in further detail in Section 6(a) or (b)), if the Participant is subject to an employment letter with the Company or its Subsidiaries, is in a class of employees subject to the Company’s Executive Severance Pay Policy, or is in a class of employees subject to another severance policy adopted by the Company or its Subsidiaries, and such employment letter or policy addresses the treatment of the RSUs, the RSUs shall vest as set forth under such employment letter or policy, as applicable.

(d)Retirement. In the event of the Participant’s Retirement (as defined below), any unvested RSUs on the date of such Retirement shall continue to vest according to the vesting schedule set forth in Section 3 as if the Participant remained employed on each applicable Vesting Date; provided that if the Participant’s separation from service occurs within twelve (12) months following a Change in Control, payment shall be made at the time prescribed by Section 6(a). For purposes of this Award, “Retirement” shall mean the Participant’s voluntary termination of the Participant’s employment or service with the Company and its Subsidiaries at a time that Cause does not exist (A) after attaining age sixty (60), (B) after having at least ten (10) years of employment or service with the Company or its Subsidiaries, (C) as of a date specified (or such other date as agreed to by the Company) in a written notice of proposed Retirement provided by the Participant to the Company at least six (6) months before the proposed Retirement date and (D) the Participant otherwise complying with the Company’s then-current retirement policy.

(e)Other Voluntary Termination. Upon voluntary termination of the Participant’s employment or service with the Company and any of its Subsidiaries by the Participant, other than for Good Reason following a Change in Control as set forth in Section 6(a) or for Retirement as set forth in Section 6(c), the Restricted Stock Unit Award, to the extent not already vested, shall be forfeited, unless otherwise determined by the Committee in its sole discretion.

7.Beneficiary. The Participant may designate in writing one or more beneficiaries to receive the stock certificates (or, if applicable, a notice evidencing book entry notation)

representing those RSUs that become vested and nonforfeitable and settled upon the Participant’s death. The Participant has the right to change any such beneficiary designation at will.

8.Withholding Taxes. The Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable in respect of the RSUs or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of the RSUs, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes. Regardless of the amount withheld or reported, the Participant is solely responsible for all taxes in respect of the Restricted Stock Unit Award (including taxes on imputed compensation), except for the Company’s share of applicable employment taxes. In addition, the Committee may, in its sole discretion, permit the Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the withholding liability calculated using the highest marginal tax rate) by (a) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (b) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable upon settlement of the RSUs a number of shares with a Fair Market Value equal to such withholding liability. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. If no election is made by the Participant, the Company will withhold shares of Common Stock to satisfy the minimum statutory required tax withholding.

9.Impact on Other Benefits. The RSUs and any underlying shares of Common Stock, and the income from and value of the same (either on the Award Date or at the time any RSUs become vested and/or settled), shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

10.Administration. The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of this Agreement. All such Committee determinations shall be final, conclusive and binding upon the Company, the Participant and any and all interested parties.

11.Funding. Dividends and distributions with respect to the RSUs shall be paid directly by the Company.  The Company shall not be required to fund or otherwise segregate assets to be used for payment of these amounts under the Plan, and all obligations of the Company with respect to such amounts under the Plan shall remain subject to the claims of the Company’s general creditors.

12.No Right to Continued Employment; No Waiver. This grant does not constitute an employment contract. Nothing in the Plan or this Agreement shall (a) confer upon the Participant the right to continue to serve as a director or officer to, or to continue as an employee or service provider of, the Company or any of its Affiliates for the length of the vesting period set forth in Section 3 above or for any portion thereof or (b) be deemed to be a modification or waiver of the terms and conditions set forth in any written employment agreement for the Participant that has been approved, ratified or confirmed by the Board of Directors of the Company (the “Board”) or the Committee. The failure of either party to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive the party of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach.

13.Clawback. The Participant acknowledges and agrees that the Restricted Stock Unit Award is subject to (a) the clawback and forfeiture provisions of Section 14(u) of the Plan, (b) the Company’s Policy for Recoupment of Incentive Compensation and (c) any subsequent clawback or forfeiture policy adopted by the Board or the Committee that is communicated to the Participant or that is consistent with applicable law, whether the Restricted Stock Unit Award was granted before or after the effective date of any such clawback or forfeiture policy. Consistent with Section 14(u) of the Plan, the Committee may, in its sole discretion, cancel the Restricted Stock Unit Award if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in any Detrimental Activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. If the Committee determines, in its sole discretion, that the Participant has engaged in or engages in any activity referred to in the preceding sentence, the Committee may require the Participant to forfeit any gain realized on the vesting of the Restricted Stock Unit Award and to repay the gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Restricted Stock Unit Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant agrees to repay any such excess amount to the Company.

14.Bound by Plan. The Restricted Stock Unit Award has been granted subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant and which the Participant acknowledges having received and reviewed. Any conflict between this Agreement and the Plan shall be decided in favor of the provisions of the Plan. Any conflict between this Agreement and the terms of a written employment agreement for the Participant that has been approved, ratified or confirmed by the Board or the Committee shall be decided in favor of the provisions of such employment agreement. This Agreement represents the entire agreement between the parties and supersedes all prior and contemporaneous agreements and understandings relative to the same subject matter. The covenants contained in this Agreement (including any attachments) are intended to co-exist with and are not affected by any covenants contained in other agreements to which any of the parties hereto are or may become parties, are independently enforceable and do not supersede such other covenants. This Agreement is not intended to and does not amend, alter, suspend, discontinue, cancel or terminate any other award agreement executed by Participant and the Company. This Agreement may not be amended, altered, suspended, discontinued, cancelled or terminated in any manner that would materially and adversely affect the rights of the Participant except by a written agreement executed by the Participant and the Company.

15.Securities Laws. The Participant agrees that the obligation of the Company to issue shares of Common Stock upon vesting of the Restricted Stock Unit Award shall also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s securities shall be listed.

16.Electronic Delivery. By accepting the Restricted Stock Unit Award, the Participant hereby consents to the electronic delivery of all documents, including prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules. This consent may be revoked in writing by the Participant at any time upon three (3) business days’ notice to the Company, in which case all documents, including subsequent prospectuses, annual reports and other information, will be delivered in hard copy to the Participant.

17.Force and Effect. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

18.Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. For purposes of litigating any dispute that arises under this Agreement, unless otherwise provided in a written employment agreement or letter, arbitration agreement or severance agreement and release executed by the parties, the parties hereby submit to and consent to the jurisdiction of the State of Ohio and agree that such litigation shall be conducted in the courts of Franklin County in the State of Ohio, or the federal courts for the Southern District of Ohio, where the grant of the Restricted Stock Unit Award is made and/or to be performed.

19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Furthermore, delivery of a copy of a counterpart signature by facsimile or electronic transmission shall constitute a valid and binding execution and delivery of this Agreement, and such copy shall constitute an enforceable original document.

20.Electronic Signature. This Agreement may be executed and exchanged by facsimile or electronic mail transmission and the facsimile or electronic mail copies of each party’s respective signature will be binding as if the same were an original signature. This Agreement may also be executed through the use of electronic signature, which each party acknowledges is a lawful means of obtaining signatures in the United States. Each party agrees that its electronic signature is the legal equivalent of its manual signature on this Agreement. Each party further agrees that its use of a key pad, mouse or other device to select an item, button, icon or similar act/action, regarding any agreement, acknowledgement, consent terms, disclosures or conditions constitutes its signature, acceptance and agreement as if actually signed by such party in writing. Furthermore, to the extent applicable, all references to signatures in this Agreement may be satisfied by procedures that the Company or a third party designated by the Company has established or may establish for an electronic signature system, and the Participant’s electronic signature shall be the same as, and shall have the same force and effect as, such Participant’s written signature.

21.Data Privacy.  The Participant agrees and acknowledges that by accepting the Restricted Stock Unit Award, the Participant (a) consents to the collection, use and transfer, in electronic or other form, of any of the Participant’s personal data that is necessary or appropriate to facilitate the implementation, administration and management of the Restricted Stock Unit Award, this Agreement and the Plan, (b) understands that the Company may, for purposes of implementing, administering and managing the Plan, hold certain personal information about the Participant, including, without limitation, the Participant’s name, home address, telephone number, date of birth, social security number or other identification number, salary, nationality, job title, and details of all awards or entitlements to awards granted to the Participant under the Plan or otherwise (“Personal Data”), (c) understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the shares of Common Stock issued upon vesting or settlement of the Restricted Stock Unit Award may be deposited, and that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States, (d) waives, solely for purposes of implementing, administering and managing the RSUs and the Plan, any data privacy rights that the Participant may have with respect to the Personal Data, and (e) authorizes the Company, its Affiliates and its agents, to store and transmit such Personal Data and related information in electronic form. The Participant understands that the Participant is providing consent under this Section 21 on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke consent, the Participant’s employment status or service with the Company will not be affected; the only consequence of the Participant’s refusing or withdrawing consent is that the Company would not be able to grant the Restricted Stock Unit Award or other awards to the Participant or implement, administer or maintain such awards.

22.Successors. This Agreement shall be binding and inure to the benefit of the successors, assigns and heirs of the respective parties.

23.Notices. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to The Wendy’s Company, One Dave Thomas Boulevard, Dublin, Ohio 43017, Attention: Corporate Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.

24.Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company and the Participant as of the date the Participant accepts and agrees to the Agreement, so long as such acceptance is received by the Company by the deadline and in the manner prescribed by the Company and communicated to the Participant. If the Participant fails to accept and agree to this Agreement on or prior to such date and in the manner prescribed by the Company and communicated to the Participant, this Agreement will not be binding and enforceable, the Participant shall have no rights and interests pursuant to this Agreement, including specifically the RSUs evidenced by this Agreement shall be forfeited, and neither the Participant nor the Participant’s heirs, executors, administrators and successors shall have any rights with respect thereto.

25.Section 409A. If any provision of this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code upon the vesting or settlement of the Restricted Stock Unit Award (or any portion thereof), such provision shall be restructured, to the minimum extent possible, in a manner determined by the Company (and reasonably acceptable to the Participant) that does not cause such an accelerated or additional tax. It is intended that this Agreement shall be exempt from Section 409A of the Code or comply with the requirements to avoid tax under Section 409A of the Code, as described in Section 14(t) of the Plan.

26.No Company Advice. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the shares of Common Stock. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

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IN WITNESS WHEREOF, the Company, by a duly authorized officer thereof, has caused this Restricted Stock Unit Award Agreement to be executed as of the date hereof.

THE WENDY’S COMPANY

By:
Name:
Title:

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